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                                  Exhibit 16

                       [Letterhead of Ernst & Young LLP
                              One North Broadway
                         White Plains, New York 10601]


April 2, 1998



Mr. H. Christopher Owings
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Dear Mr. Owings:

We have read the section "Independent Accountants" in the Registration Statement (Form S-1 No. 333-43443) of netValue, Inc. for the registration of 3,450,000 shares of its Common Stock, $.001 par value and are in agreement with the statement contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the Registrant contained in the second paragraph therein.

                                                Very truly yours,

                                                /s/ Ernst & Young LLP